Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is entered into by and between Mimecast North America, Inc. (the “Company”), a Delaware corporation with its principal place of business at Lexington, Massachusetts, and Peter Campbell (the “Executive”) as of July 23, 2018.

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of June 12, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the Executive and the Company hereby agree:

1.	Section 5(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s significant failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to any Group Member that, if susceptible of cure, is not cured within thirty (30) days following notice of such failure from the Board;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with any Group Member that, if susceptible of cure, is not cured within ten (10) days following notice of such breach from the Board;

(iii) Other conduct by the Executive that could reasonably be expected to be harmful to the business, interests or reputation of any Group Member;

(iv) The Executive’s commission of any criminal offense or any act of dishonesty or any serious misconduct of any nature, in each case whether during the performance of his duties or otherwise, that in the opinion of the Board renders the Executive unfit to continue as an executive of the Group;

(v) The Executive’s being disqualified to take part in the management of any Group Member pursuant to applicable law;

(vi) The Executive’s failure to meet the requirements of, or his breach of the rules of, any regulatory body whose consent or approval is required to enable the Executive to undertake all or any of his duties; or

(vii) The Executive’s repeated failure to perform his duties to a standard satisfactory to the Board after being provided a written warning from the Board setting forth in reasonable detail the nature of such failure that, if susceptible of cure, is not cured within ten (10) days following notice of such failure from the Board.

The Executive’s employment shall terminate hereunder immediately upon delivery of the notice of termination for Cause described in this Section 5(c) and the expiration of any applicable cure period without cure by the Executive. Upon the termination of the Executive’s employment for Cause, Final Compensation shall be paid to the Executive in accordance with Section 5(a) except that the Executive shall not be entitled to any pro-rata Bonus as set forth in Section 5(a)(ii).”

2.	Section 5 of the Agreement is hereby amended to add a new Section 5(g), which shall read as follows:

“(g) Equity Acceleration. In the event of a Sale Event (as defined in the Mimecast Limited 2015 Share Option and Incentive Plan), fifty percent (50%) of the unvested portion of all stock options and other stock-based awards held by the Executive that are subject to time-based vesting (the “Time-Based Equity Awards”) shall accelerate and become exercisable or nonforfeitable as of the effective time of the Sale Event. In addition, in the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (as defined below), in either case within one (1) year following the Sale Event, subject to the execution and effectiveness of a Release of Claims by the Executive, one hundred percent (100%) of the unvested portion of all Time-Based Equity Awards held by the Executive shall accelerate and become exercisable or nonforfeitable as of the later of (i) the date of termination of the Executive’s employment or (ii) the effective date of the Release of Claims (such date, the “Accelerated Vesting Date”). Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing such Time-Based Equity Awards, any termination or forfeiture of unvested shares underlying the Time-Based Equity Awards that could vest pursuant to the foregoing and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Time-Based Equity Awards do not vest pursuant to this Section 5(g). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the date of termination of the Executive’s employment and the Accelerated Vesting Date. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the

Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

3.	Section 8 of the Agreement is hereby amended to add a new Section 8(d), which shall read as follows:

“(e) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to any Group Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

4.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

5.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

MIMECAST NORTH AMERICA, INC.

By:	/s/ Peter Bauer

Name:	Peter Bauer
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Peter Campbell
Peter Campbell

[Signature Page to the Amendment to Employment Agreement]